UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SOUTHWEST BANCORP, INC.
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March 6, 2013

Dear Fellow Shareholder:

We invite you to attend our 2013 Annual Meeting of Shareholders of Southwest Bancorp, Inc. to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Wednesday, April 24, 2013 at 11:00 a.m., Central Time.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2012 results are presented in detail in the enclosed Annual Report.

Your vote is very important.   We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning your Proxy Card in the enclosed envelope or by submitting your vote and proxy by telephone or by the Internet.

Thank you for investing in Southwest Bancorp, Inc. We look forward to seeing you April 24th.

Sincerely,

Chairman of the Board of Directors

Director, President and Chief Executive Officer

SOUTHWEST BANCORP, INC.

608 South Main Street

Stillwater, Oklahoma 74074

(405) 372-2230

NOTICE OF ANNUAL MEETING

March 6, 2013

The Annual Meeting of Shareholders of Southwest Bancorp, Inc. (“we,” “our,” or “us”) will be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma at 11:00 a.m., Central Time, on April 24, 2013.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of twelve directors of Southwest Bancorp, Inc.;

2.	The advisory non-binding proposal to approve executive compensation;

3.	The advisory non-binding proposal to vote on the frequency of future advisory votes on executive compensation;

4.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2013; and

5.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 1, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The proxy statement and voting instruction card, and our Annual Report are being distributed on or about March 13, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Rusty LaForge SECRETARY

March 6, 2013

IMPORTANT VOTING INFORMATION

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NASDAQ.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2013 (Proposal 4), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

Additionally, you may contact our Investor Relations Department through our “Contact Us” button on the Investor Relations area of our website at www.oksb.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2013

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.envisionreports.com/oksb.

SOUTHWEST BANCORP, INC.

PROXY STATEMENT

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	What am I voting on?
A:	You are voting on:

•

The election of the following twelve directors: James E. Berry II, Thomas D. Berry, John Cohlmia, David S. Crockett Jr., Mark W. Funke, J. Berry Harrison, James M. Johnson, David P. Lambert, Larry J. Lanie, Marran H. Ogilvie, Robert B. Rodgers, and Russell W. Teubner, each for a one-year term;

•

An advisory (nonbinding) proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers (the “Named Executive Officers”);

•	An advisory (nonbinding) proposal to determine whether a shareholder vote to approve the compensation of our Named Executive Officers should occur every one, two or three years; and

•	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2013.

Q:	Who is entitled to vote at the Annual Meeting?
A:

Holders of the common stock of Southwest Bancorp, Inc. (“Southwest,” “we,” “our,” or “us”) as of the close of business on March 1, 2013 (the “Record Date”) are entitled to vote at the annual meeting of the shareholders (the “Annual Meeting”).

Q:	How do I vote?
A:

You may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted (i) in favor of the election of all twelve directors, (ii) for the proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers, (iii) for the proposal requiring that a vote to approve the compensation of our named executive officers be held every three years, and (iv) for the proposal to ratify the appointment of Ernst & Young LLP. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.

Many of our shareholders have the option to submit their proxies or voting instructions by telephone or through the Internet instead of submitting proxies by mail using the enclosed proxy card. Please note that there are different arrangements for using the telephone and the Internet depending on whether your shares are registered in our stock records in your name or in the name of a brokerage firm or bank. Shareholders should check their proxy card or the voting instructions forwarded by their broker, bank, or other holder of record to see which options are available. If you have Internet access, we encourage you to record your vote on the Internet.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted, and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder.

Holders of record of our common stock may submit their proxies by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions, or through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 1:00 a.m. Central Time on April 24, 2013.

Q:	Who will count the votes?
A:	Computershare Investor Services, LLC, our transfer agent, will tabulate the votes.

Q:	What should I do if I receive more than one proxy card?
A:

If you receive more than one proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one name. You should vote the shares represented by all proxy cards you receive by completing, signing, dating, and returning each proxy card in the enclosed, postage-paid envelope or by telephone or the Internet.

Q:	What constitutes a quorum at the Annual Meeting?
A:

On the Record Date there were 19,530,233 shares of our common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares present or represented by proxy will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter are not included in any of the proposals at the Annual Meeting.

Q:	Who may attend the Annual Meeting?
A:	All shareholders as of the Record Date may attend, although seating is limited.

Q:	What percentage of our stock did our directors and executive officers own on the Record Date?
A:	Together, they owned approximately 6.30% of our issued and outstanding common stock.

Q:	Who pays for this proxy solicitation and how will solicitation occur?
A:

Our Board of Directors is soliciting this proxy, and Southwest will pay the cost of the solicitation. In addition to the use of the mail, employees of Southwest may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Southwest has retained Georgeson Inc. to assist with the solicitation and provide other services for a fee of $11,000, plus reimbursement of out-of-pocket expenses. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Southwest stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Southwest will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

Your Board of Directors currently is composed of twelve members, each elected annually for a one-year term or until his or her successor is qualified.

The Board of Directors has nominated for re-election James E. Berry, II, Thomas D. Berry, John Cohlmia, David S. Crockett Jr., Mark W. Funke, J. Berry Harrison, James M. Johnson, David P. Lambert, Larry J. Lanie, Marran H. Ogilvie, Robert B. Rodgers, and Russell W. Teubner, all of whom currently are directors, each to serve for a term of one year and until his or her successor is elected and qualified.

Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization. Abstentions and broker non-votes will not have any effect on this proposal.

Each shareholder voting in the election of directors is entitled to cumulate his or her votes by multiplying the number of shares of common stock owned of record by the shareholder on the Record Date by the number of directors to be elected. Each shareholder is then entitled to cast his or her total cumulated votes for one nominee or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. In order to cumulate votes, shareholders must attend the meeting and vote in person or make arrangements with their own proxies. If you vote by proxy card, the individual proxies named on our proxy card may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Each nominee has agreed to serve for a one-year term, if elected. If any nominee is unable to stand for re-election at this Annual Meeting, the Board may either (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.

Your Board recommends a vote “FOR” these directors.

DIRECTOR NOMINEES

Following are brief descriptions of the business experience of our director nominees, and of additional factors, including special skills, knowledge, and experience, of non-officer directors that support their nomination. The nominees also satisfy the minimum criteria for nomination established by Southwest’s Governance Committee. For additional information regarding nomination criteria, please see “Nominations for the Board of Directors” on page 10.

James E. Berry II	Director Since 1998

Mr. Berry, age 67, is the current owner of Pizza Berry, Inc. dba Pizza West in Stillwater, OK. He previously owned Shading Concepts, a company that manufactured and sold solarium draperies, for 22 years. He has a B.S. in finance/money and banking from Oklahoma State University. From 1973 to 1988, Mr. Berry was a stockbroker in Oklahoma City with a major Wall Street firm. He is a past President of the United States Chess Federation. J. Berry Harrison and Robert B. Rodgers are his cousins. Additional Factors: Knowledge of Oklahoma markets; experience as a small business owner, investor, and securities professional; significant ownership of Southwest common stock; continuing director education focusing on corporate governance at Harvard Business School, Stanford University, and Wharton.

Thomas D. Berry	Director Since 1981

Mr. Berry, age 69, has been a professional auctioneer since 1970 and has conducted over 2,200 successful auctions, marketing several classes of assets, including real estate, equipment, estate property, business liquidation property, mineral rights, firearms, antiques, coin collections, sports memorabilia, restaurant equipment, exotic animals and seized property. Mr. Berry is an active real estate broker and is also actively involved in the Energy business in Oklahoma. He serves as a Director of a private energy company and as the President of the T.D. Berry Investment Co., Inc. Mr. Berry earned his B.A. degree in Public Law from Oklahoma State University and served six years in the U.S. military. He is a native of Oklahoma and resides in Stillwater, Oklahoma.

John Cohlmia	Director Since 2006

Mr. Cohlmia, age 50, was appointed as a director of the Company on July 27, 2006. He has been a director of Stillwater National Bank and Trust Company (“Stillwater National”) since August 2003. Mr. Cohlmia is a Real Estate Broker and owner of Levy Beffort of Oklahoma City, Oklahoma. Additional Factors: Current service as Chairman of the Compensation Committee; knowledge of Oklahoma markets; experience in commercial real estate brokerage.

David S. Crockett Jr.	Director Since 2006

Mr. Crockett, age 68, who has an MBA, owns the CPA firm David S. Crockett & Co., CPA’s in Dallas, Texas. He obtained his CPA designation in 1969 and holds permits to practice in both Texas and Oklahoma. Mr. Crockett is a member of the American Institute of Certified Public Accountants, the Texas Society of CPAs, the Dallas Estate Planning Council, and the Petroleum Accounting Society. He is also Vice-President of Stonetex Oil Corp., and is independently active in oil and gas exploration with various partners. Additional Factors: Service as the designated Audit Committee financial expert; training and experience in finance and accounting; experience as owner of an independent accounting firm; knowledge of Dallas, TX area markets; experience as an investor.

Mark W. Funke	Director Since October 2012

Mr. Funke, age 57, was appointed President and Chief Executive Officer of Southwest effective October 1, 2012. Mr. Funke is actively engaged in the community and in national banking affairs. Previously he served for 28 years with Bank of Oklahoma. He serves on the board of the Greater Oklahoma City Chamber of Commerce, and on their executive committee for the past four years. He also serves on the boards of Allied Arts Foundation, Lyric Theatre of Oklahoma, The Oklahoma State Chamber, Oklahoma Health Center Foundation, YMCA of Oklahoma City, and Oklahoma Medical Research Foundation. Mr. Funke also serves on the board of United Way of Central Oklahoma where he was city-wide Campaign Chair in 2010. He currently serves on the American Bankers Association Government Relations Council. He is a graduate of Leadership Oklahoma City Class VII and Leadership Oklahoma Class VIII. Mr. Funke was awarded the Paragon award in 2002 by Leadership Oklahoma City, the Urban Pioneer award in 2008 from Oklahoma City’s Plaza District Association and the John Kirkpatrick Award from The Lyric Theatre in 2009. Additional Factors: Service as our President and Chief Executive Officer; knowledge of our geographical banking markets; knowledge of banking industry.

J. Berry Harrison	Director Since 1991

Mr. Harrison, age 74, is a retired Oklahoma State Senator, and has been a rancher and farmer in Fairfax, Oklahoma since 1962. Mr. Harrison serves as Conservation District Director of Osage County, President of the Oklahoma Association of Conservation Districts, and is a member of many other civic groups. James E. Berry II and Robert B. Rodgers are his cousins. Additional Factors: State legislative experience; experience as a rancher and farmer; significant ownership of Southwest common stock.

James M. Johnson	Director Since 2006

Mr. Johnson, age 54, has an MBA from Emory University and is a self-employed small business owner. He previously served for fourteen years as a supervisory analyst, financial analyst, and examiner of financial institutions with the federal Office of Thrift Supervision and its predecessor. Additional Factors: Current service as Chairman of the Directors Loan Review Committee; training and experience as a federal financial institution regulator; business and finance training; experience as a small business owner.

David P. Lambert	Director Since 1981

Mr. Lambert, age 73, served as President and Chief Executive Officer of the Lambert Construction Company from 1974 until 2005 and continues to serve as Chairman of the Board. He is a Trustee of the Oklahoma Construction Advancement Foundation, a member and past chairman of the Stillwater Chamber of Commerce and the Stillwater Industrial Foundation. Mr. Lambert is a life director of the Associated General Contractors of America, and was inducted into the Oklahoma State University Construction Management Hall of Fame. Additional Factors: Experience in commercial real estate construction; experience as CEO and owner of commercial construction firm; knowledge of Oklahoma markets.

Larry J. Lanie	Director Since August 2012

Mr. Lanie, age 70, retired on March 31, 2012 as President and Chief Executive Officer of FB Bancorp and Farm Bureau Bank, where he served since they were organized in 1998. He has 45 years of banking experience including service as President and Chief Executive Officer of USAA Federal Savings Bank from 1983 through 1986, where he established its nationwide banking operations. He is a graduate of Oklahoma State University and is a member of the Board of Governors of the Oklahoma State University Foundation. Additional Factors: Current service as Chairman of the Audit Committee and as a member of the Compensation Committee.

Marran H. Ogilvie	Director Since January 2012

Ms. Ogilvie, age 44, currently serves as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration, as a Director, member of the Audit Committee and Chairman of the Compensation Committee of Zais Financial Corp, a real estate investment trust, and as a Director of the Korea Fund, an investment company which invests in Korean companies. Prior to that, Ms. Ogilvie was a founding member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, Inc., a diversified financial services firm, including Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie became Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a B.A. from the University of Oklahoma and a J.D. from St. John’s University. Ms. Ogilvie is a member of the Board of Directors’ Audit Committee and Chairman of the Governance Committee.

Robert B. Rodgers	Director Since 1996

Mr. Rodgers, age 59, served as Chairman of the Board from December 31, 1999 to December 31, 2012. He previously served as Vice Chairman of the Board, beginning in May 1999. Mr. Rodgers is president of Bob Rodgers Motor Company in Pauls Valley, Oklahoma, and is owner of Rapid Enterprises. He is a former director and was the President and Chairman of the Board of Directors of CDI II, a credit life insurance company headquartered in Oklahoma City, Oklahoma. Mr. Rodgers also previously served on the Board of Directors and was the Regional Vice President of the Oklahoma Auto Dealers Association. Mr. Rodgers is past chairman of the Planning and Zoning Commission for the City of Pauls Valley, Oklahoma. James E. Berry II and J. Berry Harrison are his cousins. Additional Factors: Knowledge of Oklahoma markets; experience as a small business owner; significant ownership of Southwest common stock.

Russell W. Teubner	Director Since 2000

Mr. Teubner, age 56, has been Chairman of the Board since January 1, 2013. He is the founder and CEO of HostBridge Technology, LLC, a computer software company. The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University named Mr. Teubner as a recipient of their Distinguished Alumni award. During 1996 and 1997 he served on the Citizen’s Commission on the Future of Oklahoma Higher Education. In 1998, he was inducted into the Oklahoma State University College of Business Hall of Fame. Currently, he serves on the board of the OSU Education and Research Foundation. Mr. Teubner is a past director of the Global Commerce Network, a non-profit organization devoted to helping business leaders extend their influence into the social sector, and the Oklahoma City branch of the Federal Reserve Bank of Kansas City. Additional Factors: Service as Chairman of the Board of Directors and the Governance Committee; experience in the computer software industry; experience as an officer of a public company; entrepreneurial and consulting experience; continuing director education focusing on director issues, corporate governance, compensation and audit committee matters, among others, at MIT, Harvard Business School, and Wharton.

EXECUTIVE OFFICERS

Our executive officers, other than Mr. Funke and Mr. Shockley, are appointed to serve until the meeting of the Board of Directors following the next annual meeting of shareholders and until their successors have been elected and qualified. The following paragraph contains certain information about our executive officers other than Mr. Funke, whose biographical information is included under the heading “Director Nominees” above.

Joe T. Shockley, Jr., age 61, has served as the Company’s Executive Vice President and Chief Financial Officer since December 1, 2012. Mr. Shockley’s employment agreement contemplates an initial term ending December 31, 2014, with automatic successive one-year terms thereafter. Prior to joining the Company, Mr. Shockley served as the Executive Vice President and Chief Financial Officer of BancFirst Corporation and as Corporate Secretary and a member of the Board of Directors of BancFirst from 1996 until his resignation on November 14, 2012. He also worked at Boatmen’s First National Bank of Oklahoma, where he served as the Tulsa Region President and Chief Financial Officer from 1991 to 1996 and as the Controller, Senior Financial Officer, and Executive Vice President from 1980 to 1991. Mr. Shockley is a Certified Public Accountant. He served as Manager-Banking of Billups, Arnn & Mascho, CPAs from 1976 to 1980 and as Senior Auditor of Arthur Andersen & Co. from 1973 through 1976. Mr. Shockley earned his BBA degree in Accounting from the University of Oklahoma in 1973. Mr. Shockley is a certified public accountant and a member of the American Institute of CPAs and the Oklahoma Society of CPAs.

Priscilla Barnes, age 56, has served as the Company’s Senior Executive Vice President and Chief Operating Officer, reporting to the President and Chief Executive Officer, since March 29, 2012. Ms. Barnes previously served as Executive Vice President and Chief Credit Officer for the Company, Stillwater National, and Bank of Kansas, beginning in July 2011, and Executive Vice President, Regulatory Risk Management. Ms. Barnes joined Stillwater National in 2005. She has thirty-two years of bank experience, including service as a banker, bank director, and federal banking regulator. Ms. Barnes was an Oklahoma State University Regent’s Distinguished Scholar and attended the Graduate School of Banking in Madison, Wisconsin.

Brent Bates, age 38, has served as the Company’s Executive Vice President and Chief Credit Officer since March 29, 2012. He previously served as Senior Vice President and Senior Credit Officer of Stillwater National. From 2003 until joining us in September 2011, Mr. Bates held various credit-related positions at Arvest Bank, Oklahoma City, OK, including Vice President and Manager of Commercial Credit Analysis, Commercial Workout Officer, and Senior Loan Review Officer. He also served nearly five years as a safety and soundness bank examiner for the Federal Reserve Bank of Kansas City as well as the Texas Department of Banking. Mr. Bates earned a bachelor’s degree in finance from the University of Oklahoma and graduated with honors from the Graduate School of Banking at Boulder, Colorado.

Rusty LaForge, age 38, has served as the as Executive Vice President and General Counsel since April 2, 2012. He most recently was an attorney with McAfee & Taft A Professional Corporation, serving as the practice group leader for the firm’s Banking and Financial Institutions practice group, where he concentrated on regulatory and transactional matters affecting banks, bank holding companies, and other financial firms. His career experience includes service as director of investor relations for Guaranty Financial Group and Guaranty Bank, Austin, Texas from May 2007 to August 2009, and as an attorney in the financial services section of the Bracewell & Giuliani LLP law firm. Mr. LaForge earned a bachelor’s degree in accounting from Oklahoma State University in 1998, and graduated from the University of Oklahoma College of Law in 2002. While in law school, he served as a Carl Albert Executive Fellow with the Oklahoma Department of Securities and as a judicial extern in the U.S. District Court of the Western District of Oklahoma. Mr. LaForge is a certified public accountant and a member of the Oklahoma Bar Association, the State Bar of Texas, and the American Bar Association. Mr. LaForge currently serves on the Parks Subcommittee of the Oklahoma City MAPS 3 Citizens Advisory Board, the Foundation for Oklahoma City Public Schools’ Board of Directors, the Girl Scouts of Western Oklahoma Board of Directors, the Oklahoma State University Foundation’s Board of Governors, the Oklahoma State University School of Accounting’s Advisory Board, and as a volunteer with charity organizations including Habitat for Humanity and PlaySmart.

John Danielson, age 54, has served as the Company’s Executive Vice President and Chief Banking Officer since July 11, 2011. He previously served as President of SNB Bank of San Antonio, where he oversaw two full-service branch locations and grew lending relationships in the San Antonio market. Prior to joining the Company, Mr. Danielson held various positions with operations in South Texas, including Senior Vice President and regional manager for Compass Bank and Bank of America. His financial experience has been focused on commercial and business banking, commercial real estate, and healthcare and private banking. Mr. Danielson has also served as a District Retail Executive. Mr. Danielson received his Bachelor of Science and Masters of Business Administration degrees from the University of Florida. He has served as Treasurer for the San Antonio Chapter of the University of Florida Alumni Association. Mr. Danielson’s past community involvement includes Kiwanis, Habitat for Humanity, service as a former Director of the San Antonio Business Development Fund, and North San Antonio Chamber of Commerce.

Kimberly G. Sinclair, age 57, has served as the Company’s Executive Vice President, Commercial and Retail Sales since January 1, 2013. She previously served as the Company’s Executive Vice President and Chief Administrative Officer. She was appointed Chief Administrative Officer in 1995 and has been Executive Vice President since 1991. Prior to 1991, she had been Senior Vice President and Chief Operations Officer of Stillwater National since 1985. Ms. Sinclair joined Stillwater National in 1975. She is a member of the Stillwater Junior Service Sustainers and recently served a six year term on the Executive Board of Directors for the Stillwater United Way, where she chaired the 2005 and 2006 Day of Caring, as well as the Leader’s Society. She is past Treasurer of the Board of Trustees of the Stillwater Public Education Foundation and a graduate of the Leadership Stillwater Class IX. She has been an Ambassador with the Stillwater Chamber of Commerce and active with various organizations throughout Stillwater.

BOARD MEETINGS AND COMMITTEES

Southwest’s Board conducts its business through meetings of the Board and of its committees. The Board meets monthly and may have additional special meetings. The Board met 15 times during 2012. Each director in office on December 31, 2012 attended more than 75% of the total number of meetings held in 2012 of the Board and the committees on which he or she served.

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Southwest and to provide an opportunity for shareholders to express any concerns to them. Southwest has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. Each director in office on the date of the meeting attended the 2012 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Separate Chairman of the Board and Chief Executive Officer

The position of Southwest’s Chairman of the Board and the office of its President and Chief Executive Officer are held by different persons. The Chairman of the Board, Russell W. Teubner, is an independent director and became Chairman on January 1, 2013, after twelve years of service on the Board. He is a member of the Governance Committee and an ex officio, non-voting member of the Compensation Committee and the Audit Committee.

The duties of the Chairman of the Board include providing strategic leadership and guidance; presiding at the meetings of the Board and executive sessions of independent directors; calling executive sessions and special meetings of the Board; establishing agendas for meetings of the Board and independent directors with advice from senior management and outside advisers; advising and consulting with the President and Chief Executive Officer, other executive officers, including Southwest’s senior risk officers, and the chairmen of the Audit, Compensation, and other Southwest standing committees regarding strategies, risks, opportunities, and other matters.

The President and Chief Executive Officer, Mark W. Funke, was appointed to those offices effective October 1, 2012. He is the principal management officer of Southwest, with responsibility for supervision of its executive and senior management and the operations of Southwest and its subsidiaries. His duties include developing strategic and tactical initiatives in consultation with other members of executive management and the Chairman of the Board; making recommendations regarding other members of executive management to the Board; and implementing approved strategic and tactical plans and initiatives.

We think separation of the two offices is the appropriate leadership structure for Southwest. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and help provide the appropriate levels of communication between the Board of Directors and executive management for Board oversight of Southwest and its management.

Risk Oversight and the Board

The Board of Directors as a whole is ultimately responsible for risk management oversight of Southwest. It is assisted by its committees, including the Audit Committee and the Compensation Committee, whose duties are described below, as well as other committees, such as the subsidiary banks’ Director’s Loan Review Committee, which is responsible for oversight of credit policies and risks, and the Governance Committee, which is responsible for setting governance guidelines for the strategic planning process, succession planning, Board performance management, Board committee structure, and Board membership. These committees regularly provide reports of their activities and conclusions to the full Board for discussion and acceptance.

The Chairman of the Board and the President and Chief Executive Officer address risk matters at the regular Board meetings. In addition to Mr. Funke, other members of senior management, including senior risk officers, regularly provide reports directly to the Board of Directors in the Board meetings.

Audit Committee

The Audit Committee of the Board oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm, and performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance

Act and related regulations (the “FDIA”), the listing standards of the NASDAQ Stock Market, Inc. (the “Listing Standards”), enterprise risk management, and its charter. In addition, the committee, as directed by the Board, investigates and reports to the Board with respect to specific matters involving financial reporting, financial accounting, conflicts of interest, internal controls, and compliance with laws and regulations relating to such matters. The committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention, evaluation, termination, and oversight of the work of any independent auditor employed by Southwest for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee. The committee is responsible for the resolution of any disagreements between management of Southwest and the independent registered public accounting firm regarding financial reporting. All members of the committee are “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the FDIA, and the Listing Standards. Members of the committee also meet all other applicable requirements of the SEC, FDIA, and the Listing Standards for financial, accounting, or related expertise. The committee has adopted a written charter, which has been approved by the Board of Directors. A copy of this charter is available on the governance area of Southwest’s website at www.oksb.com. The committee met 16 times in 2012. Current members are David S. Crockett Jr., Larry J. Lanie (Chairman), Marran H. Ogilvie, and Robert B. Rodgers. Russell W. Teubner, Chairman of the Board of Directors, is an ex officio, non-voting member of the Audit Committee. The Board has determined that Mr. Crockett qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. Under SEC regulations and Southwest policy, the identification of a person as an audit committee financial expert does not impose on such person any duties, obligations, or liability greater than those to which he or she otherwise is subject as a member of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee of the Board reviews Southwest’s compensation policies and programs and makes recommendations to the Board based on these reviews; reviews and recommends Chief Executive Officer (“CEO”) compensation to the Board for its approval; reviews and approves the CEO’s recommendations about other executive officers’ compensation; reviews and recommends changes in director compensation to the Board; develops and determines executive management incentive plan awards and stock based awards to eligible officers; reviews and recommends employment agreements, including change-in-control agreements; reviews Southwest’s incentive compensation plans to ensure they do not encourage excessive risk; performs the other duties of the committee specified by federal banking and securities laws and regulations and the Listing Standards; and, as directed by the Board, investigates and reports to the Board with respect to specific matters involving compensation and benefits.

The committee has a written charter which is available at www.oksb.com in the governance section. Members of the committee are independent directors within the meaning of the Listing Standards, and may not have any interlocks of the type described below. The committee is advised by an independent third-party compensation consulting firm and by Southwest outside legal counsel. The committee may delegate to the appropriate officers of Southwest the responsibility for executing and delivering agreements and documents approved by the committee. The Chief Executive Officer is not present during voting or deliberation of his compensation by the committee or the Board. The compensation of other Named Executive Officers is determined by a vote of the independent directors in connection with the annual budget process.

The committee met 7 times in 2012. Current members are James E. Berry II, John Cohlmia (Chairman), James M. Johnson, David P. Lambert, and Larry J. Lanie. Russell W. Teubner, Chairman of the Board of Directors, is an ex officio, non-voting member of the Compensation Committee.

Compensation Committee Interlocks

None of the members of the Compensation Committee has ever been an officer or an employee of the Company or its subsidiaries. During the fiscal year ended December 31, 2012, none of our executive officers served on the board of directors, or on the compensation committee of the board of directors, of any entities whose executive officers serve on our Board.

Nominations for the Board of Directors

Southwest’s Governance Committee serves as its standing nominating committee. The committee’s charter has been approved by the Board of Directors and is available in the governance section of Southwest’s website—www.oksb.com. Current members of the Governance Committee are James E. Berry II, James M. Johnson, Marran H. Ogilvie (Chairman), and Russell W. Teubner. All members of the committee are independent directors within the meaning of the Listing Standards. The Committee met 13 times in 2012.

The committee is responsible for recommending to the Board of Directors whether or not to nominate each director whose term expires at the next annual meeting of shareholders and for identifying and recommending to the Board of Directors persons to be nominated as new directors of Southwest. In fulfilling these duties the Committee considers whether or not the director meets the minimum criteria for Board membership based upon the director’s honesty, integrity, reputation in his or her community, existence of any actual or potential conflicts of interest, past service as director, and other factors it deems appropriate. In addition to the minimum standards, the Committee intends to ensure that at least one director has the knowledge, training, and experience to qualify as an audit committee financial expert. The Committee also may consider other knowledge, training, experience, ownership of Southwest common stock, and other factors. The Committee’s decisions are made based on the person’s expected contributions to the Board of Directors in furtherance of the interests of shareholders and regardless of gender, race, ethnicity, national origin, age, or religion.

The Governance Committee is also responsible for considering persons recommended for nomination as directors by shareholders, other directors, and officers. It is Southwest’s policy that no shareholder nomination or recommendation need be considered unless the committee determines, in its good faith discretion, that (i) the manner and substance of the recommendation or nomination and the related information and materials provided in connection with the recommendation or nomination comply with the procedural and substantive requirements of Southwest’s Certificate of Incorporation, Bylaws, and state and federal law, and (ii) if elected, the person recommended or nominated may lawfully serve on the Board. Shareholders may submit recommendations for director candidates for consideration by the Governance Committee to the Secretary by first class mail. Please also see “Shareholder Proposals and Communications” on page 39 of this Proxy Statement.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all Directors other than Mr. Funke are independent under the Listing Standards. Those independent directors are:

James E. Berry II	J. Berry Harrison	Marran H. Ogilvie
Thomas D. Berry	James M. Johnson	Robert B. Rodgers
John Cohlmia	David P. Lambert	Russell W. Teubner
David S. Crockett, Jr.	Larry J. Lanie

Director Independence Standards

In general, an independent director means a person, other than a person having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons are not independent:

(i)	A person who is now or during the last three years has been an officer or employee of Southwest or of any parent or subsidiary of Southwest;

(ii)

A person who accepted, or who has a family member who accepted, any payments in excess of $120,000 from Southwest or any parent or subsidiary of Southwest during the current fiscal year or in any of the three preceding fiscal years, excluding the following payments:

(A)	Compensation for Board or committee service;

(B)	Payments arising solely from investment in Southwest’s securities (e.g. dividends);

(C)	Compensation to a family member who is a “non-executive employee”;

(D)	Benefits under a tax-qualified retirement plan or “non-discretionary compensation”; and

(E)

Loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the “Act”), which, in general, include loans made in accordance with regulations governing loans between banks and their directors.

(iii)	A director who is a family member of a person who is, or at any time during the past three years was, employed as an executive officer by Southwest or of any parent or subsidiary of Southwest;

(iv)

A director who is, or who has a family member who is, a partner, controlling shareholder, or executive officer of any organization to which Southwest made, or from which Southwest received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in Southwest’s securities, or (ii) payments under non-discretionary charitable contribution matching programs;

(v)

A person who is, or who has a family member who is, an executive officer of another entity at which any of the executive officers of Southwest have served on the compensation committee of the other entity; or

(vi)

A person who is, or who has a family member who is, a current partner of Southwest’s outside auditor, or who was a partner or employee of Southwest’s outside auditor who worked on Southwest’s audit at any time during the past three years.

Additional Independence Standards for Members of the Audit Committee

Each member of the Audit Committee must meet the independence standards summarized above. In addition, none of the following are considered independent for purposes of Audit Committee membership:

(i)

A person who currently accepts, directly or indirectly, any consulting, advisory, or other compensatory fee from Southwest or from any subsidiary of Southwest, other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Southwest if such compensation is not contingent in any way on continued service with Southwest or any subsidiary of Southwest; or

(ii)

A person who is an affiliated person of Southwest or any subsidiary of Southwest. Affiliated persons are persons who directly or indirectly control Southwest, including, but not limited to, persons who are executive officers of Southwest or a subsidiary of Southwest, a director who is also an employee of

Southwest or a subsidiary of Southwest, and a general partner or management member of a subsidiary of Southwest. Affiliated persons do not include persons who do not beneficially own 10% or more of any class of voting securities of Southwest or a subsidiary of Southwest and who are not executive officers of Southwest or a subsidiary of Southwest.

The Board of Directors of Stillwater National, Southwest’s primary banking subsidiary, also has determined that each member of Stillwater National’s Audit Committee, which has the same membership as the Southwest Audit Committee, is independent of management, based upon consideration of whether the director is or has been an officer or employee of Stillwater National or any of its affiliates; serves or served as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to Stillwater National or any of its affiliates; is a relative of an officer or other employee of Stillwater National or any of its affiliates; holds or controls or held or controlled, direct or indirect financial interest in Stillwater National or any of its affiliates; or has outstanding extensions of credit from Stillwater National or any of its affiliates, among other factors the Board deems relevant. A director is not considered independent of management if such director is, or has been within the preceding year, an officer or employee of Stillwater National or any of its affiliates, or owns or controls, or has owned or controlled within the preceding year, securities representing 10% or more of any outstanding class of voting securities of Stillwater National.

Additional Independence Standards for Members of the Compensation Committee

Each member of the Compensation Committee must meet the independence standards summarized above. In addition, no member of the Compensation Committee may accept, directly or indirectly, any consulting, advisory or other compensatory fee from Southwest or any subsidiary thereof.

Executive Sessions

Independent directors have regularly scheduled meetings at which only independent directors are present.

DIRECTOR COMPENSATION

During 2012, the independent members of our Board of Directors received the following cash compensation:

•     an annual retainer of $8,000;

•     a meeting fee of $750 per Board meeting and $300 per Committee meeting if held on the same day as a Board meeting and $600 if the Committee meeting is not held on the same day as a Board meeting;

•     an additional annual retainer of $10,000 for the Chairman of the Board;

•     an additional annual retainer of $6,000 for the Chairman of the Audit Committee;

•     an additional annual retainer of $4,500 for the Chairman of the Compensation Committee;

•     an additional annual retainer of $4,500 for the Chairman of the Governance Committee;

•     an additional annual retainer of $4,500 for the Chairman of the Director’s Loan Committee; and

•     an additional fee of $1,000 per Audit Committee meeting for the designated Audit Committee Financial Expert.

Mark Funke, our President and CEO, does not receive any fees for serving on our Board of Directors.

Our directors are also eligible to receive non-incentive stock options and other stock based awards under our 2008 Stock Based Award Plan. We believe equity compensation is an important part of director compensation. Equity grants appropriately link the directors to the shareholders they represent. We have historically granted each non-employee director a restricted stock grant in January of the year following the year of service. However, no equity grants were made in January of 2012 because the directors determined that it was appropriate to eliminate this grant based on 2011 performance and events.

During 2012, the Compensation Committee made a decision to change the restricted stock granting practice going-forward. The Committee decided that it was appropriate to move the director equity grants to December of the year in which the service was performed. The reasoning for this change was to appropriately link the payment and disclosure of director compensation amounts to the year in which the service was performed. Historically, the grants were made in the year following the service and thus pay was reported in the year following the service. This new practice was implemented in 2012 for the first time. As such, on December 20, 2012, we granted restricted stock awards of 1,800 shares to each of Messrs. James E. Berry, II, Thomas D. Berry, Cohlmia, Crockett, Harrison, Johnson, Lambert, Pitts, Rodgers and Teubner, 1,650 shares to Ms. Ogilvie and 600 shares to Mr. Lanie. The closing market price of our common stock on the day of grant was $11.25 per share. These grants were made for 2012 board service.

Additionally, on October 1, 2012 we granted 1,500 shares of restricted stock to Mr. Teubner, 1,000 shares to Ms. Ogilvie, 500 shares to each of Messrs. Johnson and Rodgers, and 250 shares to Mr. Lanie for additional extraordinary services provided in connection with the search for our new Chief Executive Officer, Mark Funke. These equity grants were only provided to the directors who served on the CEO search committee and were based on the additional service and expertise provided by these directors. This was a one-time award to account for the unique service required during 2012. The closing market price of our common stock on the day of grant was $11.07 per share.

The following table summarizes compensation for each person who was a member of Southwest’s Board of directors during 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
James E. Berry, II	$33,150	$20,250	$53,400
Thomas D. Berry	21,950	20,250	42,200
Joe Berry Cannon (2)	17,100	—	17,100
John Cohlmia	30,750	20,250	51,000
David S. Crockett, Jr.	36,350	20,250	56,600
J. Berry Harrison	21,650	20,250	41,900
James M. Johnson (3)	37,951	25,785	63,736
David P. Lambert	24,000	20,250	44,250
Larry J. Lanie	12,950	9,518	22,468
Marran H. Ogilvie	35,150	29,633	64,783
Linford R. Pitts	33,150	20,250	53,400
Robert B. Rodgers (4)	76,450	25,785	102,235
Russell W. Teubner	41,250	36,855	78,105

(1) The amounts shown in this column reflect the dollar amounts of the aggregate grant date fair value of stock awards granted in 2012 for the named Directors in accordance with SEC rules.

(2) Mr. Cannon resigned from our Board of Directors and became an advisory director effective April 26, 2012.

(3) Mr. Johnson elected to defer 50% of the fees for 2012 under the Directors’ Deferred Compensation Plan. This plan is unfunded, and pays interest on amounts deferred at an annual rate that is 1.00% less than the rate earned on interest earning assets by Stillwater National. No other Director participated in the plan during 2012.

(4) Includes $30,600 in fees paid by our Bank of Kansas subsidiary.

We annually conduct a peer group compensation analysis of director compensation. The compensation review utilizes the same peer group as the annual executive compensation reviews (the specific peers are identified later in this document). This market compensation study is conducted by the Compensation Committee’s independent third party consultant and the study reviews such items as total director compensation, average director compensation, board structure, board and committee meeting fees, number of board and committee meetings, committee and board chair fees, and breaks down cash and equity compensation as a percentage of total compensation. The Compensation Committee utilizes the findings from this study to assess the appropriateness of its current director compensation practices when compared to peer, within the context of our individual situation and philosophy. We do not make decisions based solely on these market studies. We believe it is appropriate to review the competitive marketplace and then make decisions based on the current situation and needs that are unique to Southwest. For example, we determined in 2012 that we wanted to change the timing of our annual director equity grants in conjunction with reviewing the market study; however, the market study did not specifically discuss this type of change. The Compensation Committee determined that we wanted to better align compensation payments and reporting with the timing of service and thus made this change.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The shares of our common stock that were beneficially owned on the Record Date by each person who was a director or officer on that date or is a Named Executive Officer are shown below.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
Mark W. Funke	203,300	1.04%*
Joe T. Shockley, Jr.	15,800	*
Priscilla Barnes	11,819	*
John Danielson	6,164	*
Kimberly G. Sinclair	8,992	*
James E. Berry II	258,920(3)	1.33%
Thomas D. Berry	74,218	*
John Cohlmia	12,887	*
David S. Crockett Jr.	12,612	*
J. Berry Harrison	93,526	*
James M. Johnson	12,520	*
David P. Lambert	67,242	*
Larry J. Lanie	4,350
Marran H. Ogilvie	24,944	*
Robert B. Rodgers	280,758	1.44%
Russell W. Teubner	140,115	*
All Directors and Executive Officers as a Group 18 persons)	1,230,167	6.30%

*	Less than one percent of shares outstanding.

(1)

Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 1, 2013.

(2)

In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 1, 2013.

(3)	Includes 240,820 shares held in a brokerage account which are security for any borrowings from the account.

OWNERS OF MORE THAN 5% OF SOUTHWEST’S COMMON STOCK

Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of Southwest’s outstanding common stock on March 1, 2013.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
Polaris Capital Management, Inc. (3)	2,049,099	10.49%
Columbia Management Investment Advisers, LLC (4)	1,272,236	6.51%
Dimensional Fund Advisors LP (5)	1,203,620	6.16%
BlackRock Inc. (6)	1,144,087	5.86%
The Vanguard Group, Inc. (7)	1,084,402	5.55%

(1)

Beneficial ownership is defined by rules of the SEC and includes shares for which the person has or shares voting or investment power. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Southwest.

(2)	Calculated by Southwest based upon shares reported as beneficially owned by the listed persons and shares of Southwest common stock outstanding on March 1, 2013.
(3)	The address of Polaris capital Management, Inc. is 125 Summer Street, Suite 1470, Boston, MA 02110.
(4)	The address of Columbia Management Investment Advisers, LLC is 225 Franklin Street, Boston, MA 02110.
(5)	The address of Dimensional Fund Advisors LP is Palisades West, Building Once, 6300 Bee Cave Road, Building One, Austin, TX 78746.
(6)	The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.
(7)	The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our compensation philosophy, components, goals, processes, and methodologies for determining executive compensation for our Named Executive Officers.

The Compensation Committee, our CEO, and the full Board of Directors have important roles in the process of establishing executive officer compensation. The Compensation Committee regularly engages a compensation consulting firm to provide independent compensation advice and market data and analysis. The independent third-party consultants are engaged by and report directly to the Compensation Committee and do not perform other work for us or our management outside of compensation consulting services.

The Compensation Committee monitors the results of the advisory “say-on-pay” proposal vote and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a vast majority (96%) of our stockholders approved the compensation program described in our proxy statement in 2012, the Compensation Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Please refer to the Summary Compensation Table, which summarizes compensation for the executive officers for the last three years, and to the detailed compensation disclosures under the heading “Executive Compensation” beginning on 26.

Philosophy and Guiding Principles

We recognize that the ability to retain and recruit executive officers is critical to the achievement of our annual and long range goals. Our executive compensation philosophy is intended to effectively attract, motivate, and retain top executive talent at a reasonable cost to us. Where allowed by federal law and regulation, our goal is to link executive rewards with shareholder returns, to reward both short and long-term performance, to achieve strategic business objectives, and to provide the opportunity to receive incentives for exceeding targeted goals. The Compensation Committee believes in a pay for performance culture that incorporates a balance between driving performance and not promoting excessive risk taking. In recent years, including 2012, our performance has not met the expectations of our shareholders, Board of Directors, or management. As such, our executive compensation programs have generally been limited to base salaries, very limited discretionary incentives, and a few executive benefits. We suspended our incentive-based compensation programs while we were a participant in the Troubled Asset Relief Program (“TARP”). This did not meet with the goals of our compensation philosophy, but was determined to be necessary during recent years. We paid back our TARP funds during 2012 and have re-implemented performance-based compensation programs for our executives in 2013. The new incentive programs for the CEO and NEO’s have the appropriate balance between short-term and long-term rewards and we focused on ensuring an appropriate risk profile was incorporated as well. We and our subsidiaries are equal employment opportunity employers.

Our Compensation Committee believes it is important to have a portion of the Named Executive Officers compensation linked to the long-term performance of the Company and its shareholders. We want our Named Executive Officers to be shareholders of the Company and we want their compensation to have a variable portion that is tied to the long-term success of our organization. We believe granting and using equity compensation is an appropriate method to link our executives to our shareholders and in early 2013 we also implemented minimum equity holding requirements for our Named Executive Officers.

We strive to ensure that our compensation plans and arrangements and our compensation policies and practices do not create inappropriate and unnecessary risks. We have performed risk reviews on all incentive compensation programs at the Company and will continue to conduct risk reviews in future years.

We intend that total compensation and each of its components be market competitive and consistent with our short and long-term performance goals. The Compensation Committee assesses the market competitiveness of our CEO and other Named Executive Officer’s total compensation on an annual basis. This annual compensation review assesses the appropriateness of the mix of compensation components and considers comparisons of our compensation levels and practices versus a peer group of approximately twenty publicly traded bank holding companies. The specific peer group utilized in 2012 is provided later in this document. We utilize these annual reviews as part of our decision making process surrounding executive compensation decisions. In 2012, the Compensation Committee had to make some unique decisions with respect to the hiring of a new CEO and CFO. These decisions required not only an assessment of the current competitive marketplace, but also a strategic review of the future direction of the organization. The Compensation Committee analyzed the annual compensation review data and then determined what was necessary for us to attract and retain the type of talent that the board of directors deemed necessary. We provide additional details surrounding our CEO and CFO hirings later in this document.

The peer group compensation data and other market compensation data is provided by the Compensation Committee’s independent compensation consultants. This peer group market compensation data is used to assist the Compensation Committee in making compensation adjustments and decisions, but is not the sole factor that the Compensation Committee utilizes. The Compensation Committee also takes into account our performance, the performance of our CEO and other Named Executive Officers, internal and external factors that are affecting us, and the advice and recommendations of its independent compensation consultants. During 2012, the Compensation Committee also took into account the research and data collected by the CEO search committee.

The CEO does not participate in the deliberation of his compensation, but provides recommendations for the other Named Executive Officers to the Compensation Committee.

The components of total compensation are (a) base compensation (salary), (b) annual cash incentive compensation, (c) long-term incentive compensation in the form of stock based awards, and (d) executive benefits and perquisites. We have historically been guided by the following principles in establishing executive compensation. However, in 2012 we also determined that individualized decisions had to be made surrounding the hiring of our CEO and CFO. A detailed discussion of each of these individual compensation components begins below. We provide a high level summary in the bullet points below.

•

CEO base salary compensation generally should be set at a level comparable to that of his peers, subject to adjustment based on factors relating to the CEO’s value and Board discretion. Base salary for other Named Executive Officers is based upon the individual executive’s value in consideration of his or her levels of responsibility, ability, experience, and on discretion.

•

Annual Cash Incentive Compensation is designed to provide short-term incentives to our Named Executive Officers for the achievement of business and personal performance goals. We believe annual cash incentive compensation is appropriate and we have re-implemented a performance-based plan for 2013 that has an appropriate balance between profitability, asset quality, and personal goals. The plan also incorporated and accounted for risk.

•

Long-term incentive compensation should be provided through stock based awards under our shareholder approved stock based plans. In 2012, we made stock grants to our new CEO and CFO pursuant to the terms of their employment agreements. It is the general desire of the Compensation Committee to link stock-based awards to performance. During 2012, we developed a 2013 incentive plan that will provide our Named Executive Officers with grants of restricted stock based on achieving performance goals. These grants will have vesting provisions and holding requirements to appropriately link the compensation to the long-term value of the organization.

•	The types and amounts of perquisites and benefits provided to the Named Executive Officers should be comparable to what is provided to similar level executives in peer banks.

•

Total compensation should be comparable to peer levels, subject to differences in performance, executive experience, job position, and individual officer duties. We believe that total compensation levels should be directly linked to our performance. If we perform at a high level (i.e. above peer) then the resulting total compensation paid to our executives should also be above market. If our performance is below peer levels then total compensation should also be low compared to peer levels. We feel that we will accomplish this goal in 2013 and going-forward by utilizing performance-based compensation programs as an integral part of our total compensation program.

2012 represented a year of important changes in our compensation components. We were a TARP participant in recent years and as a result suspended much of our incentive compensation programs. We repaid our TARP obligation in 2012 and the Compensation Committee is in the process of reevaluating and reinstating certain incentive plans for Named Executive Officers. At the same time, the Compensation Committee was also charged with identifying and hiring a new CEO and CFO. With respect to the search for our new CEO, the Committee appointed a CEO search committee and charged them with the responsibility of not only identifying the candidate but developing a compensation arrangement that balanced the components necessary to attract and retain the candidate selected with protection of our interests through performance features and risk alignment.

These principles are reflected in compensation elements that are contingent upon both time and performance vesting features. The performance vesting features require not only a traditional performance criteria of return on average equity but are also contingent upon supplemental criteria that ensure that the performance goals do not encourage excess risk taking. Further, steps have also been taken to ensure executives’ interests are aligned with shareholders’ interests by instituting stock ownership requirements and clawback provisions.

The Board may make exceptions to these principles at its discretion. (See “Board of Directors and Compensation Committee Discretion; Adjustments” on page 21.)

Base Salary Compensation (Salary)

The base salary of our Named Executive Officers is typically reviewed annually in December, and any changes are made effective on the following January 1st. Base salary compensation is intended to provide a predictable and stable source of income over the year but is subject to increase or decrease at the discretion of the Board.

The base salary of our CEO is approved by the Board of Directors based upon the recommendation of the Compensation Committee. The base salary of our other Named Executive Officers is established by the Board based upon the recommendations of our CEO in connection with approval of the annual budget.

Generally, the goal of the Compensation Committee is to maintain the annual base salary level for the CEO at a level comparable to the median of the peer group reflected in the report of the compensation consultant used by the Committee in its annual review, although the Committee may make discretionary adjustments. During 2012, the Compensation Committee determined it was appropriate to provide a salary level above the peer group median level to attract the CEO candidate it desired. The Compensation Committee reviewed the market data, talked with the CEO search committee, and then determined the starting salary level of our new CEO. The intent of the Compensation Committee is that Mr. Funke’s annual base salary will not be increased until such time as peer group market data supports such an increase in light of the Compensation Committee’s general goal to maintain our CEO’s annual base salary at a level comparable to the median of our peer group.

Our CEO proposes the annual base compensation levels of our other Named Executive Officers based upon data from our independent consulting reports and our CEO’s consideration of the executive’s responsibilities, qualifications, experience, and performance as well as internal pay equity and market competitiveness factors.

Base salaries and adjustments for our current Named Executive Officers at year-end are shown in the following table.

	Base Salary		Increase
Name and Position	2012	2011	Amount	Percentage
Mark W. Funke President and Chief Executive Officer*	$425,000	NA	NA	NA
Joe Shockley, Jr. Executive Vice President and Chief Financial Officer**	300,000	NA	NA	NA
Priscilla Barnes Senior Executive Vice President and Chief Operating Officer	330,000	260,000	70,000	26.92%
John Danielson Executive Vice President and Chief Lending Officer	260,000	260,000	—	0.00%
Kimberly G. Sinclair Executive Vice President and Chief Administrative Officer	236,000	236,000	—	0.00%
Rick Green Former President and Chief Executive Officer***	481,773	481,773	—	0.00%
Laura Robertson Former Executive Vice President and Chief Financial Officer****	260,000	260,000	—	0.00%
Randy Waldrup Former Executive Vice President and Interim Chief Financial Officer*****	210,000	NA	NA	NA

* Effective October 1, 2012

** Effective December 1, 2012

*** Retired December 31, 2012

**** Resigned June 29, 2012

***** Effective June 1, 2012 through November 30, 2012

Our new CFO, Mr. Shockley, was hired in late 2012. His starting salary was based on a recommendation from the CEO to our Compensation Committee. We reviewed the market data from our independent consultant in conjunction with the candidate’s requirements and determined it was appropriate to provide an above median level salary to attract this highly qualified candidate.

Before her appointment as Senior Vice President and Chief Operating Officer of Southwest and its banking subsidiaries, Ms. Barnes was Executive Vice President and Chief Credit Officer. Her base salary adjustment reflects these greater responsibilities.

Annual Cash Incentive Compensation

Historically, annual incentive compensation has been paid to our Named Executive Officers in cash. It has been designed to directly reward the achievement of key performance measures established for each year. Annual cash incentive compensation for the CEO was based upon our annual consolidated performance in terms of actual versus targeted earnings per share growth, return on equity, and return on assets. Annual cash incentive compensation for the other Named Executive Officers was based on a combination of consolidated performance and divisional or personal performance goals. However, we were a TARP participant in recent years and during that time period we suspended our annual cash incentive plans for the Named Executive Officers. We repaid our TARP obligation in 2012 and have re-instated a performance-based incentive plan for 2013. This incentive plan pays a portion of the annual award to the Named Executive Officers (excluding the CEO) in cash. The CEO has a similar but separate incentive plan that was described in detail in a previous 8-K filing.

Discretionary Awards

The Compensation Committee and the CEO may recommend, and the Board may approve, discretionary awards. Based upon the recommendation of the CEO, discretionary awards of $30,000, $7,500 and $20,000 were made to Ms. Barnes, Mr. Danielson and Ms. Sinclair, respectively. These amounts were based on 2012 performance. The new CEO and new CFO received signing bonus awards pursuant to their employment agreements. Additionally, Mr. Funke received a bonus of $300,000 for 2012. The terms of Mr. Funke’s employment agreement required his minimum annual bonus for 2012 to be $300,000.

Long-Term Incentive Compensation

The Compensation Committee considers long-term incentive compensation critical to the alignment of executive compensation with the creation of shareholder value. Long-term incentive compensation, which consists of stock appreciation rights, restricted stock, performance shares and stock options, is designed to focus executives on our long-term success, as reflected in increases to our stock price, growth in our earnings per share and other elements.

Other than grants of restricted stock to Messrs. Funke and Shockley pursuant to the terms of their employment agreements, no long-term incentive compensation was paid to our Named Executive Officers in 2012. Much like the annual cash incentive plan, the formal long-term incentive plan has been suspended in recent years. However, in late 2012 the Compensation Committee approved a performance-based incentive plan for our Named Executive Officers (excluding the CEO) for 2013. This performance-based plan will pay a portion of awards in the form of restricted stock that will be granted in the year following the year it is earned. These restricted stock awards will also have a three-year vesting period following the date of grant.

Benefits and Perquisites

Benefits and perquisites are essential components of competitive total compensation. We intend to provide benefits and perquisites that are competitive and consistent with prevailing industry practice. Our Named Executive Officers are eligible to participate in the benefit plans generally available to our employees, including our tax qualified 401(k) and profit sharing plan. In addition, Mr. Green has participated in a non-qualified, unfunded “top hat” profit sharing plan, now suspended, that allowed him to receive the same profit sharing percentage as other employees without regard to federal tax limitations. Mr. Green also has participated in a non-qualified, unfunded deferred compensation plan, under which he was eligible to defer all or part of his 2002 and 2003 cash compensation. The amount deferred earns interest each quarter at an annualized rate that is one percent less than the rate Stillwater National earned on average interest earning assets during the previous quarter.

Board of Directors and Compensation Committee Discretion; Adjustments

Additional performance bonuses, stock options, and other stock-based awards may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, and may change the basis of assessing our performance in the future, based upon our annual or longer-term goals.

Executive Compensation Plan Risk Assessment

The Compensation Committee, the Board and management do not believe that there are any risks arising from our compensation policies and practices for our employees, including non-executive officers, that are reasonably likely to have a material adverse effect on us. For 2012, compensation of our Named Executive Officers, other than Messrs. Funke and Shockley, was weighted heavily towards fixed salaries. With the exception of the bonus paid to Mr. Funke under the terms employment agreement, which required a minimum bonus for 2012, all bonuses paid to our Named Executive Officers in 2012 were made at the discretion of the Compensation Committee and the CEO. Because such bonuses were discretionary, the Compensation Committee, the Board and management do not believe that the bonuses paid encouraged unnecessary or excessive risks. We were required to conduct risk assessments while we were a TARP recipient and our Compensation Committee intends to continue to conduct annual risk reviews of our compensation plans in the future. The Compensation Committee factored risk into the decisions that were made surrounding the CEO’s incentive plan (as detailed in his employment agreement) and the executive officers’ incentive plan that has been implemented for 2013.

As an example, Mr. Funke’s employment agreement contains performance vesting features with respect to restricted stock awards that not only require a traditional performance criteria of return on average equity but are also contingent upon supplemental criteria that ensure that the performance goals do not encourage excess risk taking.

Employment Agreements

We have entered into employment agreements with our President and Chief Executive Officer, Mark W. Funke, and our Executive Vice President and Chief Financial Officer, Joe T. Shockley, Jr. The employment agreements between us and each of Mr. Funke and Mr. Shockley provide for (i) general restrictions on the disclosure of confidential information and (ii) an agreement that during employment and for a period of 12 months thereafter each of Mr. Funke and Mr. Shockley will not solicit our customers or employees. Both Messrs. Funke and Shockley remain at-will employees under their employment agreements

Mark W. Funke

Mr. Funke’s employment agreement provides for an annual base salary of $425,000, a signing bonus, annual incentive compensation, and equity compensation. Pursuant to the terms of his employment agreement, Mr. Funke received a one-time signing bonus consisting of a payment of $40,000 in cash and a restricted stock award for 41,700 shares of our common stock, with the shares vesting upon Mr. Funke’s continued employment with us 180 days after the grant date.

Mr. Funke will be entitled to an annual bonus opportunity of up to 100% of his base salary. The minimum annual bonus in each of 2012 and 2013 is $300,000, with two-thirds payable in cash and one-third in a restricted stock award subject to a three-year vesting period. During 2014 through 2016, half of Mr. Funke’s annual bonus opportunity will be based on discretionary performance criteria established by the Compensation Committee at the beginning of each year. The remaining half will be earned if: (1) no subsidiary bank has a classified asset ratio greater than 40% in 2014 and 35% in 2015 and 2016; (2) neither we nor any subsidiary bank is subject to a regulatory enforcement action; and (3) total shareholder return, as defined in the employment agreement, is in the top 25th percentile of banks in a mutually agreed-upon peer group. If the total shareholder return condition is the only condition not satisfied, Mr. Funke will receive a partial bonus to the extent that we are above the 50th percentile of our peer group. Beginning in 2014 and continuing thereafter, the Board has discretion to pay the annual bonus in cash and/or shares of common stock.

We have granted Mr. Funke a one-time performance stock award entitling Mr. Funke to earn up to 138,600 shares of our common stock based on our total shareholder return through December 31, 2016. Portions of the shares may be earned for interim performance starting in 2013. Mr. Funke has received an annual performance stock award entitling him to earn up to 14,400 shares of our common stock in 2013 and he will also receive annual performance stock awards entitling him to earn up to 14,400 shares of our common stock each year from 2014 through 2016 based on our annual return on average equity. Mr. Funke will not earn any shares under the performance stock awards unless all of the following conditions are satisfied: (1) a classified asset ratio no greater than 40% in 2014 or 35% in 2015 and 2016; (2) a common equity Tier 1 capital ratio of at least 9%; and (3) no regulatory enforcement action. Any shares earned under the performance stock awards will be subject to a further three-year vesting period.

All shares issued to Mr. Funke will be non-transferable until he maintains ownership of our stock at a level that is at least three times his annual base salary. Mr. Funke has also agreed to a clawback of compensation previously paid or made available to him in certain circumstances.

Unless terminated earlier under the terms of the agreement, the initial term of Mr. Funke’s employment agreement will expire on December 31, 2016; thereafter, the employment agreement will automatically renew for successive 12-month terms unless notice of non-renewal is provided by either party in accordance with the employment agreement. Mr. Funke has the right to receive benefits in the event of his termination if certain conditions are met. Please see the description under the heading “Executive Compensation – Change of Control Compensation” for a discussion of the terms upon which Mr. Funke will be paid additional compensation upon the termination of his employment.

Mr. Shockley

Mr. Shockley’s employment agreement provides for an annual base salary of $300,000 per year. Pursuant to the terms of his employment agreement, Mr. Shockley received a one-time signing bonus consisting of a payment of $60,000 in cash and a restricted stock award for 14,800 shares of our common stock, with the shares vesting upon Mr. Shockley’s continued employment with us three years after the grant date.

Mr. Shockley shall be entitled to participate in any executive annual incentive plan established by our board of directors, upon such terms as established by the board of directors. Mr. Shockley’s minimum annual bonus for the 2013 calendar year is $75,000 payable in stock or cash with at least $50,000 paid in cash.

All shares issued to Mr. Shockley will be non-transferable until he maintains ownership of our stock at a level that is at least equal to his annual base salary. Mr. Shockley has also agreed to a clawback of compensation previously paid or made available to him in certain circumstances.

Unless terminated earlier under the terms of the agreement, the initial term of Mr. Shockley’s employment agreement will expire on December 31, 2014; thereafter, the employment agreement will automatically renew for successive 12-month terms unless notice of non-renewal is provided by either party in accordance with the employment agreement. Mr. Shockley has the right to receive benefits in the event of his termination in some instances following a change of control if certain conditions are met. Please see the description under the heading “Executive Compensation – Change of Control Compensation” for a discussion of the terms upon which Mr. Shockley will be paid additional compensation upon the termination of his employment following a change of control.

Compensation Consultants

The Compensation Committee engages the independent consulting firm of Blanchard Consulting Group (“Blanchard”) to provide executive and director compensation consulting advice to the Committee. Blanchard reports directly to the Compensation Committee and the Compensation Committee discusses, reviews, and approves all consulting projects performed by the firm. Blanchard does not provide other services or products to us. In addition, Blanchard does not have any other personal or business relationships with any Board member or any officer of Southwest.

The consulting firm’s role includes preparing analytical peer reviews and other data on market practices for use by the Compensation Committee in its annual compensation reviews of executive and director compensation. These reviews evaluate total compensation and its individual components. The reviews provide peer group market data values at the 25th, 50th, and 75th percentiles. The annual director compensation reviews compare our data to general industry data and data from a compensation peer group and provide information on such items as total compensation for an average director, annual retainer amounts, per meeting fees, committee meeting fees, committee chair fees, number of board and committee meetings, and both cash and equity compensation. The annual executive compensation reviews compare the compensation of our Named Executive Officers to general industry data from industry surveys and data from a compensation peer group. The executive review focuses on total compensation and its individual components. The review provides data on base salaries, annual cash incentives, long-term and/or equity incentives, other compensation amounts, and prevalence data on executive benefits. The executive compensation review is also provided to the CEO for his use in developing compensation recommendations to the Board regarding the other Named Executive Officers. The Compensation Committee also consults with Blanchard regarding changes in compensation made during the year and other special projects. During 2012, the Compensation Committee also asked Blanchard to assist with designing a performance-based incentive plan for executives. This plan was approved in late 2012 and will be rolled-out in 2013.

Peer Analysis

The peer group analysis described above is used as a general guide in assessing the competitiveness of our executive and director compensation programs. The peer group consists of other publicly traded bank holding companies. This group is reviewed annually by the Compensation Committee, our management, and the independent consultant to the Compensation Committee and is revised by the Compensation Committee when appropriate. The purpose of utilizing a regional peer group is to determine competitive compensation levels for executives and directors in areas of the country where Southwest may compete for executive level talent. The median total assets for the group as of June 30, 2012 was approximately $2.6 billion. The twenty members of the peer group used in the Compensation Committee’s 2012 compensation reviews were:

Bank of the Ozarks, Inc.

Home BancShares, Inc.

Enterprise Financial Services Corp.

Southside Bancshares, Inc.

First Financial Corporation

CoBiz Financial Inc.

QCR Holdings, Inc.

Guaranty Bancorp

MetroCorp Bancshares, Inc.

First Guaranty Bancshares, Inc.

Great Southern Bancorp, Inc.

First Busey Corporation

Simmons First National Corp.

ViewPoint Financial Group, Inc.

MainSource Financial Group, Inc.

S.Y. Bancorp, Inc.

West Suburban Bancorp, Inc.

First Mid-Illinois Bancshares, Inc.

MidSouth Bancorp, Inc.

Hawthorn Bancshares, Inc.

The measures used to assess our performance relative to our peer group in the consultant’s reports included net interest margin, efficiency ratio, return on average equity, earnings per share growth, return on average assets, tangible equity ratio, and non-performing assets compared to total assets. The analysis also includes values for total return on a theoretical investment in the stock of each company over the previous three years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on that review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2012 and in this Proxy Statement.

March 6, 2013

John Cohlmia, Chairman

James E. Berry II

James M. Johnson

David P. Lambert

Larry J. Lanie

EXECUTIVE COMPENSATION

The following table summarizes compensation earned by or awarded to our Named Executive Officers, which include our current Chief Executive Officer, our current Chief Financial Officer, our three other most highly compensated executive officers for 2012, our former Chief Executive Officer and two former Chief Financial Officers.

2012 Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards (1)	Bonus	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Mark W. Funke President and Chief Executive Officer*	2012	$106,250	$560,368(2)	$240,000(3)	$-	$27,383	$934,001
Joe Shockley Executive Vice President and Chief Financial Officer**	2012	25,000	149,776	60,000	-	1,462	236,238
Priscilla Barnes Senior Executive Vice President and Chief Operating Officer	2012 2011 2010	314,384 230,000 161,050	- - -	30,000 30,000 30,000	- - -	6,015 7,885 15,420	350,399 267,885 206,470
John Danielson Executive Vice President and Chief Lending Officer	2012 2011 2010	260,000 212,938 160,150	- - -	7,500 - 30,000	- - -	12,552 11,830 20,912	280,052 224,768 211,062
Kimberly G. Sinclair Executive Vice President and Chief Administrative Officer	2012 2011 2010	236,000 236,000 225,650	- - -	20,000 - 40,000	- - -	9,313 8,192 22,615	265,313 244,192 288,265
Rick Green President and Chief Executive Officer***	2012 2011 2010	512,499 481,773 471,117	- - -	- - -	20,762 21,592 20,945	27,028 18,473 45,714	560,289 521,838 537,776
Laura Robertson Executive Vice President and Chief Financial Officer****	2012 2011 2010	133,000 225,000 146,400	- - -	- - -	- - -	6,108 12,402 10,307	139,108 237,402 156,707
Randy Waldrup Executive Vice President and Interim Chief Financial Officer*****	2012	121,827	-	-	-	16,352	138,179

*Effective October 1, 2012

**Effective December 1, 2012

***Retired December 31, 2012

****Resigned effective June 29, 2012

*****Effective June 1, 2012 through November 30, 2012

(1) Represents the grant date fair value for restricted stock awards. See discussion of restricted stock in Notes 1 and 15 to the Consolidated Financial Statements contained in Southwest’s 2012 Annual Report on Form 10-K.

(2) Includes $460,368 of compensation attributable to 41,700 shares of restricted stock issued to Mr. Funke as part of his signing bonus under the terms of his employment agreement and $100,000 of compensation attributable to 8,600 shares of restricted stock issued to Mr. Funke in 2013 as part of Mr. Funke’s 2012 annual bonus.

(3) Includes $40,000 paid to Mr. Funke as part of his signing bonus under the terms of his employment agreement and $200,000 of a $300,000 bonus paid to Mr. Funke in 2013 as part of Mr. Funke’s 2012 annual bonus. The remaining $100,000 of Mr. Funke’s 2012 bonus was paid in the form of a restricted stock award.

(4) Represents amounts earned under an unfunded, unqualified deferred compensation plan, including preferential interest of $3,685 (2012), $0 (2011), and $0 (2010).

(5) Please see table on next page.

All Other Compensation

		Qualified Profit Sharing Plan	Unfunded, unqualified supplemental profit sharing plan	Auto Allowance	Country Club Dues	Other perquisites and benefits	Total
Mark W. Funke	2012	$-	$-	$-	$27,125	$258	$27,383
							-
							-
Joe Shockley	2012	-	-	1,000	330	132	1,462
							-
							-
Priscilla Barnes	2012	-	-	-	-	6,015	6,015
	2011	-	-	-	-	7,885	7,885
	2010	11,049	-	-	-	4,371	15,420
John Danielson	2012	-	-	12,000	-	552	12,552
	2011	-	-	10,800	-	1,030	11,830
	2010	10,760	-	9,600	-	552	20,912
Kimberly Sinclair	2012	-	-	-	5,790	3,523	9,313
	2011	-	-	-	5,097	3,095	8,192
	2010	14,761	-	-	4,043	3,812	22,615
Rick Green	2012	-	-	10,595	13,824	2,609	27,028
	2011	-	-	-	15,864	2,609	18,473
	2010	14,761	14,143	-	14,202	2,609	45,714
Laura Robertson	2012	-	-	-	-	6,108	6,108
	2011	-	-	12,000	-	402	12,402
	2010	8,905	-	-	-	1,402	10,307
Randy Waldrup	2012	-	-	-	-	16,352	16,352
							-
							-

Stock Based Plan

We maintain a stock based plan to attract, retain, and motivate our and our subsidiaries’ key officers by providing them with a stake in our success as measured by the value of our shares.

The 2008 Stock Based Awards Plan (the “2008 Plan”), which was approved by the shareholders at the 2008 Annual Meeting of Shareholders, authorizes the issuance of up to 800,000 shares of common stock and stock-based awards, subject to certain adjustments for changes in our capital structure.

The 2008 Plan has a term of 10 years from its effective date April 24, 2008 after which date no awards may be granted under the 2008 Plan.

The 2008 Plan provides for the grant of “incentive options” as defined in Section 422 of the Internal Revenue Code, “non-incentive options,” restricted stock, and stock appreciation rights to directors, officers, and non-officer employees on terms and conditions established by the Stock Option Committee, which administers the Plans. The members of the Compensation Committee of the Board of Directors act as the Stock Option Committee.

Under the 2008 Plan, the maximum option term is 10 years from the date of grant. Options are granted with various vesting schedules and terms. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of stock options must be paid in full in cash or shares of common stock, or a combination of both. The Stock Option Committee has the discretion when making a grant of stock options under the 2008 Plan to impose restrictions on the shares to be purchased upon exercise of such options.

The following table provides information regarding grants of equity plan based awards during 2012. All awards were made pursuant to the 2008 Plan.

2012 Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Award
Mark W. Funke	11/15/2012	41,700	$460,368
Joe Shockley	12/20/2012	14,800	149,776

The following table provides information regarding awards outstanding at December 31, 2012 under the 2008 Plan.

Outstanding Equity Awards at December 31, 2012
Name	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (4)
Mark W. Funke	41,700	(1)(2)	$467,040
Joe Shockley	14,800	(3)	165,760

(1) Mr. Funke’s shares were issued on November 15, 2012 and vest 100% on May 15, 2013.

(2) Pursuant to the terms of Mr. Funke’s employment agreement dated November 15, 2012, on February 26, 2013 we also issued Mr. Funke a one-time performance stock award entitling Mr. Funke to earn up to 138,600 shares of our common stock.

(3) Mr. Shockley’s shares were issued on December 20, 2012 and vest 100% on December 20, 2015.

(4) Market values are based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2012, which was $11.20 per share.

2012 Nonqualified Deferred Compensation
Name (1)	Executive Contributions in 2012	Registrant Contributions in 2012	Aggregate Earnings in 2012 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2012
Rick Green	-	-	$20,762	-	$612,041

(1) Mr. Green was the only Named Executive Officer who participated in this plan. (2) Includes preferential interest of $3,685.

We accrue expense to the Supplemental Profit Sharing Plan in amounts sufficient to ensure that Mr. Green obtains the same profit sharing contribution as a percentage of compensation as do other officers and employees of Southwest without regard to limitations of our qualified Profit Sharing Plan. The plan is suspended, and no amounts were accrued under it during 2012.

Change of Control Compensation

The employment agreements with Mr. Funke and Mr. Shockley obligate us to pay certain separation benefits to them in the event of termination without cause or constructive termination within twelve (12) months following a change of control. The change of control agreements with Ms. Barnes and Ms. Sinclair obligate us to pay certain separation benefits to them in the event of termination without cause or resignation for good reason within twenty-four (24) months following a change of control. In addition, the employment agreement with Mr. Funke requires us to pay certain separation benefits to him in the event of his termination without cause or resignation for good reason even absent a change of control.

The term “change of control” means the occurrence of any of the following events:

•

The date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934 shall become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common shares of either Southwest or Stillwater National;

•

The date the shareholders of either Southwest or Stillwater National approve a definitive agreement (i) to merge or consolidate either us or Stillwater National with or into another corporation in which either Southwest or Stillwater, respectively, are not the continuing or surviving corporation or pursuant to which any common shares of either Southwest or Stillwater National would be converted into cash, securities, or other property of another, other than a merger of either Southwest or Stillwater National in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of either Southwest or Stillwater National; or

•

The date there shall have been change in a majority of the Board of Directors of either Southwest or Stillwater National within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12-month period.

With respect to Mr. Funke and Mr. Shockley’s employment agreements, the term “cause” means:

•	A material breach of the terms of the employment agreement by the executive;

•	Any act by the executive of fraud against, material misappropriation from, or material dishonesty to us;

•	Conviction of the executive of a crime involving breach of trust or moral turpitude or any felony;

•

Conduct by the executive that amounts to willful misconduct, gross and willful insubordination, or gross neglect or inattention to the executive’s duties and responsibilities under the employment agreement, including prolonged absences without the written consent of the Board of Directors;

•

Conduct in material violation of our written code of conduct as the same may be in force from time to time not cured by the executive within ten (10) business days after the executive’s receipt of written notice thereof;

•	Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over us intends to institute any form of formal regulatory action against the executive; or

•	The executive’s removal and/or permanent prohibition from participating in the conduct of our affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

With respect to Ms. Sinclair and Ms. Barnes’ change of control agreements, the term “cause” means:

•	The conviction of the executive by a federal or state court of competent jurisdiction of a felony which relates to the executive’s employment;

•	An act or acts of dishonesty taken by the executive and intended to result in substantial personal enrichment of the executive at our expense; or

•	The executive’s “willful” failure to follow a direct lawful written order from her supervisor, within the reasonable scope of the executive’s duties, which failure is not cured within thirty days.

With respect to Mr. Funke and Mr. Shockley’s employment agreements, the term “constructive termination” means:

•

The material reduction of the executive’s annual salary, annual bonus opportunity, opportunity to earn equity compensation, or other benefits, each as provided in the employment agreement or change of control agreement;

•

A material diminution in the executive’s authority, duties or responsibilities or a change in his position such that he or she ceases to hold the title of, or serve in the role as, in the case of Mr. Funke, President and Chief Executive Officer, and in the case of Mr. Shockley, Executive Vice President and Chief Financial Officer, of Southwest or any successor;

•

The assignment of any duties materially inconsistent with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under the employment agreement; or

•	An involuntary relocation of the executive’s primary office or worksite to a place that is beyond a twenty (20) mile radius from 6301 Waterford Boulevard in Oklahoma City, Oklahoma.

With respect to Mr. Funke’s employment agreement, the term “good reason” means:

•

A material reduction of Mr. Funke’s annual base salary from its then current rate, other than a reduction that also is applied to substantially all other executive officers if the executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

•

A material diminution in Mr. Funke’s authority, duties or responsibilities or a change in his position such that he ceases to hold the title of, or serve in the role as, President and Chief Executive Officer of Southwest or any successor;

•

The assignment of any duties materially inconsistent with Mr. Funke’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under his employment agreement;

•	An involuntary relocation of Mr. Funke’s primary office or worksite to a place that is beyond a twenty (20) mile radius from 6301 Waterford Boulevard in Oklahoma City, Oklahoma; or

•	A material breach of the terms of the employment agreement by us.

With respect to Ms. Sinclair and Ms. Barnes’ change of control agreements, the term “good reason” means:

•

A reduction by more than 10% in executive’s base salary and target bonus, as compared with the base salary and most recently established target bonus, or if no target bonus has been set then the bonus most recently paid, prior to the change of control;

•	A relocation of executive’s principal office with us or our successor that increases the executive’s commute by more than thirty-five (35) miles per day;

•

A substantial and adverse change in the executive’s duties, control, authority, status or position, or the assignment to the executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of executive from, or any failure to reappoint or reelect her to, such positions; or

•	Any material breach by us or its successor of any other material provision of the change of control agreement.

In the event (i) Mr. Funke’s employment is terminated without cause, (ii) Mr. Funke’s employment is constructively terminated within twelve month following a change of control, or (iii) Mr. Funke resigns with good reason:

•

We will be obligated to pay severance to Mr. Funke in twelve monthly payments, with the amount of each monthly payment equal to: (i) one-fourth (1/4) of his of the annual base salary in effect as of the effective date of the termination of his employment if the termination occurs on or before December 31, 2014, (ii) one-sixth (1/6) of his of the annual base salary in effect as of the effective date of termination of his employment if the termination occurs after December 31, 2014 but on or before December 31, 2015, or (iii) one-twelfth (1/12) of his of the annual base salary in effect as of the effective date of the termination of his employment if the termination occurs after December 31, 2015. Monthly severance payments shall be paid in accordance with our regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of termination of Mr. Funke’s employment;

•

Any service condition contained in any equity awards outstanding in favor of Mr. Funke shall be deemed to have been satisfied immediately prior to the effective date of the termination of his employment; and

•

Shares of our common stock subject to any performance stock awards granted pursuant to the employment agreement shall be earned if and to the extent applicable performance measures are attained and the applicable conditions in the employment agreement remain satisfied as of the fiscal year ending with or within the twelve-month period immediately following the effective date of the termination of Mr. Funke’s employment.

In the event Mr. Shockley’s employment is (i) terminated without cause within twelve months following a change of control, or (ii) constructively terminated within twelve month following a change of control, we will be obligated to pay severance to Mr. Shockley in an amount equal to two (2) times his annual base salary as in effect on the date of termination of his employment, which amount shall be paid in substantially equal installments not less frequently than monthly over twelve (12) months. Monthly severance payments shall be paid in accordance with our regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of termination of Mr. Shockley’s employment.

Each of Ms. Sinclair and Ms. Barnes’ change of control agreement provides that if, within twenty-four (24) months following a change in control, (i) we terminate the executive’s employment other than for cause, disability or death or (ii) the executive resigns for good reason:

•

we will be obligated to pay the executive, in a single lump sum payment, within 30 days of the date of termination, her base salary and accrued vacation pay through the date of termination, and an amount equal to 200% in the case of Ms. Barnes and 100% in the case of Ms. Sinclair, of her highest annual base salary in effect during the three (3) years immediately prior to the date of the change in control, ;

•

we will maintain in full force and effect, for the continued benefit of the executive (and her spouse and/or eligible dependents, as applicable) for a period of twelve (12) months following the date of termination, participation in the medical, hospitalization, and dental programs maintained by us for the benefit of our executive officers as in effect on the date of termination, at such level and terms and conditions (including, without limitation, contributions required by the executive for such benefits) as in effect on the termination date; provided, if the executive (or her spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits provided by us shall be secondary to those provided under such other plan during the applicable period.

•

we will reimburse executive pursuant to our policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of our funds; and

•

Executive will be entitled to any other rights, compensation and/or benefits as may be due to executive following termination to which she is otherwise entitled in accordance with the terms and provisions of any of our plans or programs.

The following tables provide the amount of compensation payable to Mr. Funke, Mr. Shockley, Ms. Barnes and Ms. Sinclair under the terms of their employment agreements or change of control agreements assuming the executive was terminated effective December 31, 2012. The amounts shown below are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that executive officer’s termination. No amounts are payable to our other Named Executive Officers upon a termination in relation to a change of control.

Mark W. Funke

Executive Benefits and Payments Upon Termination	Termination Without Cause, Constructive Termination Following a Change of Control, or Resignation for Good Reason
Cash Compensation
Cash Severance	$1,275,000
Equity
Restricted Stock (1)	467,040
Total:	$1,742,040

(1) Market values are based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2012, which was $11.20 per share.

Joe T. Shockley, Jr.

Executive Benefits and Payments Upon Termination	Termination Without Cause Following Change of Control
Cash Compensation
Cash Severance	$600,000
Equity
Restricted Stock (1)	165,760
Total:	$765,760

(1) Market values are based on the closing price for our common stock on the Nasdaq Global Select Market on December 31, 2012, which was $11.20 per share.

Priscilla Barnes

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason Following Change of Control
Cash Compensation
Cash Severance	$660,000
Other Benefits
Medical, Hospitalization and Dental (1)	4,458
Total:	$664,458

(1)	Annual cost of Ms. Barnes’ medical, hospitalization and dental insurance coverage.

Kimberly Sinclair

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason Following Change of Control
Cash Compensation
Cash Severance	$236,000
Other Benefits
Medical, Hospitalization and Dental (1)	7,059
Total:	$243,059

(1)	Annual cost of Ms. Sinclair’s medical, hospitalization and dental insurance coverage.

CERTAIN TRANSACTIONS

Our banking subsidiaries have, and expect to have in the future, banking and other transactions with certain of our and our subsidiaries’ officers and directors and with greater than 5% shareholders of us and their immediate families and associates. These transactions are in the ordinary course of business, and loans have been, and will be, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of our management, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Under written policy adopted by resolution of the Board of Directors, extensions of credit from our banking subsidiaries to executive officers, directors, or principal shareholders must be approved by the independent directors on our subsidiaries’ Directors Loan Review Committee and must meet the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System. Other transactions between us and any of our subsidiaries and executive officers, directors, or principal shareholder must be approved by the independent directors. These other transactions include any financial transactions, arrangements, or relationships, regardless of dollar amount, other than an extension of credit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. During 2012, Messrs. Johnson, Lanie, Rodgers and Teubner and Ms. Ogilvie each failed to timely file one Form 4 with respect to one transaction each. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2012, all other Section 16(a) filing requirements were timely met. We make no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 or as to the appropriateness of disclaimers of beneficial ownership.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

A representative of Ernst & Young LLP, Southwest’s independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.

Fees

The following table presents fees billed to Southwest by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2012 and December 31, 2011. The tables include fees and expenses for services rendered for the years shown regardless of when the fees and expenses were billed.

Fee Category	2012	2011
Audit Fees	$ 712,400	$ 795,466
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$ 712,400	$ 795,466

Audit Fees. Consists of fees and expenses for professional services rendered for the audit of our consolidated financial statements, for review of financial statements included in our quarterl y reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of aggregate fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees. Consists of aggregate fees billed for products and services that are not reported under “Audit Fees,” Audit-Related Fees,” and “Tax Fees.”

Preapproval of Services

The Audit Committee is required by SEC regulations to preapprove all auditing services and permitted non-audit services provided by Southwest’s independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by us at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by our independent auditor have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee’s charter without exception.

REPORT OF THE AUDIT COMMITTEE

The Southwest Audit Committee oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the Listing Standards and its charter. The committee (1) has reviewed and discussed the audited financial statements included in Southwest’s 2012 Annual Report on Form 10-K with management; (2) has discussed with our independent registered public accounting firm the matters required to be discussed by AU Section 380; and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the committee concerning independence and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the Board of Directors that the audited financial statements be included in the 2012 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

March 6, 2013	Larry J. Lanie, Chairman
David S. Crockett Jr. Marran H. Ogilvie Robert B. Rodgers

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is referred to by the SEC as a “say-on-pay” vote. Therefore, we are submitting our compensation decisions for our Named Executive Officers for your approval. These decisions, along with other important information regarding executive compensation, are described in the “Compensation Discussion and Analysis” beginning on page 16 and the compensation disclosures under the heading “Executive Compensation” beginning on page 26. These sections contain the compensation disclosures required by Item 402 of Securities and Exchange Commission Regulation S-K. You are asked to approve the following resolution:

“Resolved, that the compensation paid to the Named Executive Officers of Southwest Bancorp, Inc. as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of the 2013 Annual Meeting Proxy Statement of Southwest is hereby approved.”

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this non-binding proposal. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on executive compensation. Broker non-votes will not be counted as shares present in tabulating the votes on the advisory vote on executive compensation.

Your vote is advisory and will not be binding on the Board of Directors or the Compensation Committee. However, we will take into account the outcome of the vote when considering future executive compensation arrangements. Approximately 96% of shareholders voting at the 2012 Annual Meeting approved the compensation of Named Executive Officers described in our proxy statement in 2012.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.

PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that our shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC, which the SEC refers to as a “say-on-pay” vote as described in Proposal 2 above. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future “say-on-pay” votes once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for us and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

This shareholder vote on the frequency of future advisory votes on executive compensation is advisory and not binding on the Board or Southwest in any way. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as the adoption of material changes to our executive compensation programs.

By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future “say-on-pay” votes once every one, two, or three years. A plurality of the shares present or represented and entitled to vote either in person or by proxy is required to determine the outcome of this non-binding proposal. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on the frequency of future advisory votes on executive compensation. Because the advisory vote on the frequency of advisory votes on executive compensation is determined by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining the outcome of this proposal.

As required by Section 14A of the Exchange Act, we are asking shareholders to vote on the preferred frequency of future advisory votes on executive compensation by selecting the option of one year, two years, or three years (or abstain) in response to the following proposal at the Annual Meeting:

“Resolved, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of Southwest’s named executive officers as set forth in Southwest’s Proxy Statement should be every year, every two years or every three years.”

The Board of Directors recommends that you vote for the option of once every “THREE YEARS” as the preferred frequency for advisory votes on executive compensation.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The engagement of Ernst & Young LLP as our independent registered public accounting firm for 2013 has been recommended by Southwest’s Audit Committee and approved by our Board of Directors. The Board is submitting this appointment to the vote of the shareholders for ratification.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013. Therefore, abstentions effectively count as votes against this proposal. If the appointment is not ratified by a majority of the shareholders, the vote will be considered in connection with the auditor appointment for 2013. However, it is not anticipated that any change in our independent registered public accounting firm would be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year.

The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.

CODE OF ETHICS

Our Board of Directors has adopted a code of ethics that applies to all of our and our consolidated subsidiaries’ directors, officers, and employees. This code, which fulfills the requirements of the Listing Standards and the criteria established by applicable SEC regulations, is available through the governance area of our website at www.oksb.com.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Any shareholder proposal to take action at the year 2014 Annual Meeting of Shareholders must be received at our executive office at 608 South Main Street, Stillwater, Oklahoma 74074 no later than November 13, 2013, in order to be eligible for inclusion in Southwest’s proxy materials for that meeting, unless the date of the 2014 annual meeting is more than 30 days from April 24, 2014, in which case the deadline is a reasonable time before we begin to print and send proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under our Certificate of Incorporation, a shareholder proposal or nomination for director may be eligible for consideration at an annual or special meeting if written notice is delivered or mailed to the Secretary not less than thirty days nor more than sixty days before the meeting, provided that, if less than forty days notice of the meeting has been given, such written notice may be delivered or mailed by the close of the tenth day after the date notice of the meeting was mailed. Such notices also must include information required by and comply with procedures established by our Certificate of Incorporation.

Our shareholders may communicate with the Board of Directors or any individual director by addressing correspondence to the Board or such director in care of the Secretary at our main office by mail, courier, or facsimile or by e-mail through Southwest’s “Contact Us” button on the Investor Relations area of our website at www.oksb.com.

BY ORDER OF THE BOARD OF DIRECTORS

RUSTY LAFORGE
SECRETARY

Stillwater, Oklahoma

March 6, 2013

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date upon written request to: Rusty LaForge, Southwest Bancorp, Inc., P.O. Box 1988, Stillwater, Oklahoma 74076.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2013.
Vote by Internet
• Go to www.envisionreports.com/oksb
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, THREE YEARS on Proposal 3 and FOR Proposal 4.

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1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - James E. Berry II	☐	☐	02 - Thomas D. Berry	☐	☐	03 - John Cohlmia	☐	☐
04 - David S. Crockett Jr.	☐	☐	05 - Mark W. Funke	☐	☐	06 - J. Berry Harrison	☐	☐
07 - James M. Johnson	☐	☐	08 - David P. Lambert	☐	☐	09 - Larry J. Lanie	☐	☐
10 - Marran H. Ogilvie	☐	☐	11 - Robert B. Rodgers	☐	☐	12 - Russell W. Teubner	☐	☐

	For	Against	Abstain		1 year	2 years	3 years	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐	3. Advisory vote on the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐
	For	Against	Abstain
4. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Southwest Bancorp, Inc. Shareholders

April 24, 2013, 11:00 a.m. Local Time

Stillwater Public Library

Auditorium Room 215

1107 South Duck Street

Stillwater, Oklahoma

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Southwest Bancorp, Inc.	+

Notice of 2013 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting - April 24, 2013

Russell W. Teubner, Mark W. Funke, and James M. Johnson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Southwest Bancorp, Inc. to be held on April 24, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors, FOR the advisory proposal to approve the executive compensation, for the advisory proposal to have future advisory votes to approve executive compensation every THREE YEARS, and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2013.

This proxy may be revoked at any time prior to its exercise. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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